Exhibit 99.1
WTVS Detroit Public Television Deploys Terayon
Digital Video Broadcast Platform
Santa Clara, California — August 29, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today announced that WTVS Detroit Public Television (DPTV) has become the first public television station to deploy the Terayon BP 5100 as part of its commitment to High Definition TV (HDTV) broadcasts.
     DPTV is initially deploying the BP 5100 to switch between local and national HD feeds; insert high-quality, real-time graphic overlays into HD programming; and reduce bit rates to accommodate both DPTV’s new HD channel and the legacy standard definition television (SDTV) feed — all without decoding and re-encoding the underlying content. The BP 5100’s streamlined approach reduces equipment and operational costs and preserves picture quality as decoding and re-encoding steps are eliminated.
     “As a station that relies primarily on voluntary contributions, we needed to find a solution that would maintain the native video quality and Dolby digital sound of our HD programming without the need for costly equipment and complex systems integration,” said Helge Blucher, Vice President, Engineering and Technology for Detroit Public Television. “The Terayon BP 5100 was the only solution that could elegantly meet our needs without decoding digital feeds to baseband for processing, and then re-encoding them.”
     “Detroit Public Television indicated to us that one of their primary goals was to create a consistent HD presence, rather than switching between formats and channels and forcing local cable providers to frequently modify their channel mapping and stream multiplexing,” said Kanaiya Vasani, Terayon Vice President of Marketing. “The BP 5100 provides the cost efficiencies and performance the station needs to support the fulltime HD and SD channels that best meet the needs of the station, local cable system operators and viewers.”
About the Terayon BP 5100
     The Terayon BP 5100 platform provides broadcasters with exceptional capabilities for processing, managing and branding their digital video services and applications. These include graphical overlay of logos and ads, dynamic program switching, and insertion of programs and ads - in high and standard definition digital video. The BP 5100 utilizes Terayon’s pioneering real-time MPEG processing technology to composite video and graphics entirely in the compressed digital domain. Unlike traditional processes that require the video to be decoded to baseband and later re-encoded to digital — which degrades picture quality — the BP 5100 preserves picture quality and eliminates the need for additional costly equipment.
About Detroit Public Television
     WTVS Detroit Public Television is a community-owned PBS member station with a vision to educate, entertain and inspire, in partnership with the community it serves. Its award-winning national productions include “Mahler’s Beethoven,” “The Sphinx Competition: Breaking the Sound Barrier,” and “Afghanistan: Captives of the Warlords.” Detroit Public Television is also known for successful PBS fundraising programs such as “Daniel O’Donnell Live From Branson,” “Jerry Baker’s Gardening Marathon,” “Riverdance” and many others.

About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com
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Press Contact:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of the Terayon BP 5100, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the Securities and Exchange Commission, including Terayon’s 10-Q for the quarter ended June 30, 2005 and 10-K for the year ended Dec. 31, 2004.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.